1875 Lawrence Street, Suite 300 Denver, Colorado 80202-1805 (800) 955-9988 (415) 421-2019

FORM OF

Board of Trustees

SCM Trust

1875 Lawrence Street, Suite 300

Denver, Colorado 80202-1805

Re: Certain Expense Limits

Gentlemen:

CCM Partners, LP d/b/a Shelton Capital Management (“SCM”), as the investment adviser to the various series funds listed below (each a “Fund”, and collectively the “Funds”) of SCM Trust, hereby agrees to the expense limitations stated in the chart below.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding certain compliance costs, extraordinary expenses such as litigation or merger and reorganization expenses, for example) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through January 31, 2022[1]
ICON Equity Income Fund	Institutional	0.99%
	Investor	1.24%
ICON Flexible Bond Fund	Institutional	0.75%
	Investor	1.00%
ICON Utilities and Income Fund	Institutional	1.22%
	Investor	1.47%

This agreement may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of the reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees.

If you have any questions, please do not hesitate to contact me at 415-625-4900.

[1]	Excluding, as applicable, “Acquired Fund Fees and Expenses” which are the indirect costs of investing in other investment companies.

Very truly yours,

Steve Rogers

Chief Executive Officer

Shelton Capital Management

Agreed and Acknowledged:

Name	Date

Cc:	Peter H. Schwartz, Davis Graham & Stubbs LLP, Counsel to SCM Trust

Greg Pusch, General Counsel & CCO